EXHIBIT 5

[Letterhead of Shibolet & Co.]

Tel Aviv, April 10, 2008

To:012 Smile.Communications Ltd.
25 Hasivim Street
Petach-Tikva, 49170
Israel

Re:     012 Smile.Communications Ltd.

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on behalf of 012 Smile.Communications Ltd. (the “Company”) relating to the registration under the Securities Act of 1933, as amended, of 2,250,000 ordinary shares, New Israeli Shekel 0.1 par value, of the Company (the “Shares”), issuable upon the exercise of options reserved for issuance under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”).

        We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and other documents as we have deemed necessary or advisable for the purposes of this opinion.

        On the basis of the foregoing, we are of the opinion that when paid for and issued pursuant to the terms of the Option Plans, the Shares will be validly authorized and issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Shibolet & Co. Shibolet & Co.